Exhibit 10.6

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (this “Agreement”), dated as of July 25, 2014, is made by and among Advantage Sales & Marketing, Inc., a Delaware corporation (“ASM”), Leonard Green & Partners, L.P., a Delaware limited partnership (“LGP”), CVC Capital Partners Advisory Company (Luxembourg) Sárl, a Luxembourg limited liability company (“CVC”) and Juggernaut Management, LLC (“Juggernaut”). Each of LGP, CVC and Juggernaut shall be referred to herein as a “Sponsor” and, collectively, as the “Sponsors”.

WHEREAS, Karman Buyer Corp., a Delaware corporation (“Buyer”), AGS Hold Co., a Delaware corporation (“HoldCo”) and AGS Topco Holdings L.P., a Delaware limited partnership (“AGS TopCo”), entered into a Stock Purchase Agreement (the “Purchase Agreement”), dated as of June 14, 2014, pursuant to which AGS TopCo will sell, assign, transfer and convey to Buyer, all of the outstanding capital stock of HoldCo (other than the Rollover Shares (as defined in the Purchase Agreement)), upon the terms and subject to the conditions set forth in the Purchase Agreement (the “Transaction”);

WHEREAS, the Transaction is being consummated on the date hereof;

WHEREAS, ASM desires to obtain from each of the Sponsors, and each of the Sponsors desires to provide, certain services to ASM, the Company and the other Advisees (as defined below) on an ongoing basis as provided herein.

NOW, THEREFORE, in consideration of the mutual promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties, intending to be legally bound, hereby agree as follows:

1. Retention of Services

1.1 Services. Subject to the terms and conditions hereof, ASM hereby retains each Sponsor, and each Sponsor hereby agrees to be retained by ASM, to provide, on a non-exclusive basis, management, consulting and financial planning services to ASM and such subsidiaries as ASM may designate (the “Advisees”) on an ongoing basis in connection with the operation and growth of ASM and the other Advisees in the ordinary course of their businesses during the term of this Agreement (the “Services”). The Sponsors shall spend such amount of time rendering Services as they deem appropriate and they are not required to devote a minimum number of hours to providing the Services.

1.2 Use of Affiliates. A Sponsor may use one of its affiliates to perform the Services hereunder and such performance shall satisfy Sponsor’s obligations hereunder.

2. Compensation

2.1 Services Fee. Subject to the second succeeding sentence, in consideration of the Services, ASM shall pay each Sponsor (or their respective designee(s)) its applicable Ownership Percentage of an aggregate amount of $4,000,000 per year (the “Annual Fee”). The Annual Fee shall be payable by ASM to each of LGP, CVC and Juggernaut in equal monthly installments in advance, on the first business day of each month commencing on the first such day following the date hereof, without regard to the amount of services actually performed by LGP, CVC or Juggernaut. Expenses reimbursed or reimbursable under Section 2.2 of this Agreement shall be referred to as the “Covered Expenses.” To the extent that, solely as between LGP and CVC, (i) one such Sponsor (together with its affiliates) has higher Covered Expenses than the other such Sponsor (the latter referred to as “Affected Sponsor”) pursuant to Section 2.2 in any calendar year and (ii) such difference (the “Expense Catchup”) is greater than $100,000, then an amount equal to (X) the amount of the Expense Catchup minus $100,000 multiplied by (Y) 50%, shall (I) increase the allocable portion of the Annual Fee payable to the Affected Sponsor and (II) decrease the allocable portion of the Annual Fee payable to the other Sponsor, in each case in the first month of the immediately succeeding year; provided that to the extent the Affected Sponsor does not recover the full amount of the Expense Catchup in such month, such adjustment to the Annual Fee shall continue to be made in each successive month until the Affected Sponsor receives the full Expense Catchup pursuant hereto. The “Ownership Percentage” of each Sponsor shall be as follows: 47% for CVC, 47% for LGP and 6% for Juggernaut. For the avoidance of doubt, each Sponsor’s Ownership Percentage under this Agreement shall not be increased or decreased by any transfers to Permitted Transferees under the Second Amended and Restated Agreement of Limited Partnership of Karman Topco L.P., as such agreement may be amended from time to time.

2.2 Expenses. In addition to the fees to be paid to each Sponsor pursuant to this Agreement, ASM shall pay to, or on behalf of, each Sponsor, promptly as billed, all reasonable, actually incurred documented out-of-pocket expenses (without mark up) incurred by each Sponsor (or submitted by each Sponsor on behalf of other persons that incurred such expenses) in connection with the Services rendered hereunder. Such expenses shall include, among other things, fees and disbursements of counsel, travel expenses (including all airplane travel expenses), word processing charges, messenger and duplicating services, telephone and facsimile expenses, expenses related to the preparation, filing and processing of tax returns (solely to the extent such tax returns are required by the investment of affiliates of CVC, LGP and Juggernaut, respectively, in the Company) and other customary expenditures.

3. Term

3.1 Termination; Acceleration of Amounts Due. This Agreement shall terminate on the tenth anniversary of the date of this Agreement; provided, however, that on the date that is one year prior to the tenth anniversary of the date of this Agreement, and each one year anniversary thereafter, the term of this Agreement shall be extended automatically for one additional year, unless at least three months prior to each such anniversary ASM has delivered to each Sponsor, or the Sponsors jointly have delivered to ASM, written notice of its or their desire not to extend the term of this Agreement. Notwithstanding the foregoing, in the event of a Change of Control (as defined below) or a Public Offering Event (as defined below), this Agreement shall terminate and an aggregate amount equal to $4,000,000 (payable to each Sponsor in accordance with its applicable Ownership Percentage) shall become immediately due and payable.

As used in this Agreement, (a) “Change of Control” means any transaction, including an equity sale, merger or consolidation of ASM with or into any entity or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of ASM’s assets, on a consolidated basis, whether in one transaction or a series of related transactions, after which, immediately after giving effect to such transaction(s), LGP, CVC, Juggernaut and their respective affiliates, in the aggregate, cease to own at least 40% of the aggregate equity interests of ASM, and (b) “Public Offering Event” means the first date after which ASM (or any successor), or any other entity holding, directly or indirectly, all of the equity interests in ASM (or any successor) has completed one or more public offerings of its common stock in an aggregate offering amount (before taking into account commissions, discounts and other expenses of ASM) of at least $150.0 million.

3.2 Survival of Certain Obligations. Notwithstanding any other provision hereof, the obligations of ASM to pay amounts due pursuant to Section 2 hereof with respect to periods prior to the termination hereof and the provisions of Sections 4 and 5 hereof shall survive any termination of this Agreement.

4. Decisions/Authority of Sponsors

4.1 Limitation on Sponsors’ Liability. ASM reserves the right to make all decisions with regard to any matter upon which LGP, CVC or Juggernaut has rendered its advice and consultation, and there shall be no liability to LGP, CVC or Juggernaut for any such advice accepted or rejected by ASM or by any other Advisee nor for any advice that was not rendered but could have been.

4.2 Independent Contractor. Each Sponsor shall act solely as an independent contractor and shall have complete charge of its respective personnel engaged in the performance of the Services or any other advice or services contemplated by this Agreement. As an independent contractor, each Sponsor shall have authority only to act as an advisor to ASM and the other Advisees and shall have no authority to enter into any agreement or to make any representation, commitment or warranty binding upon any of ASM or any of the other Advisees or to obtain or incur any right, obligation or liability on behalf of any of ASM or any of the other Advisees. Nothing contained in this Agreement shall cause any Sponsor or its affiliates, or any of its or its affiliates’ partners, members, stockholders, officers, employees or agents or to be deemed a partner of or joint venturer with ASM or any of the other Advisees.

5. Indemnification

5.1 Indemnification/Reimbursement of Expenses. ASM shall (i) indemnify each Sponsor and its affiliates and its or their affiliates’ partners, members, stockholders, officers, employees or agents (each an “Indemnified Party” and collectively, the “Indemnified Parties”), to the fullest extent permitted by law, from and against any and all losses, claims, damages and liabilities, joint or several, to which any Indemnified Party may become subject, caused by, related to or arising out of the Services provided under this Agreement or any other advice or services contemplated by this Agreement , except to the extent arising from the criminal acts, bad faith, fraud, willful misconduct or gross negligence of such Indemnified Party and (ii) promptly reimburse each Indemnified Party for all costs and expenses (including reasonable and documented attorneys’ fees and expenses), as incurred, in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of ASM and whether or not resulting in any liability. If such indemnification were not to be available for any reason (other than the criminal acts, bad faith, fraud, willful misconduct or gross negligence of the Indemnified Party), ASM shall contribute to the losses, claims, damages and liabilities involved (i) in the proportion appropriate to reflect the relative benefits received or sought to be received by ASM and its respective affiliates, on the one hand, and the Indemnified Party, on the other hand, in connection with the matters contemplated by the Agreement or (ii) if (but only if and to the extent) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of ASM and its affiliates, on the one hand, and the Indemnified Party, on the other hand, as well as any other relevant equitable considerations. ASM agrees that for purposes of this paragraph the relative benefits received, or sought to be received, by ASM and its respective affiliates, on one hand, and the Indemnified Party, on the other hand, in connection with the matters contemplated by this Agreement shall be deemed to be in the same proportion that the total value received or paid or contemplated to be received or paid by ASM and its affiliates, as the case may be, as a result of or in connection with the matters (whether or not consummated) for which Indemnified Party has been retained to perform financial services bears to the fees paid to the Indemnified Party under the Agreement; provided that, in no event shall ASM contribute less than the amount necessary to assure that Indemnified Party is not liable for losses, claims, damages and liabilities in excess of the amount of fees for such services actually received by Indemnified Party pursuant to this Agreement. An Indemnified Party shall notify ASM in writing within 10 days of becoming aware of any losses, claims, damages or liabilities with respect to which indemnification is sought under this Paragraph 5, provided that failure to provide such notification shall not excuse ASM’s obligations under this Paragraph 5 except to the extent ASM is actually and materially prejudiced thereby. No Indemnified Party shall effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened claims for which indemnification or contribution in excess of $100,000 is sought from ASM under this paragraph 5 without the written consent of ASM, which shall not be unreasonably withheld, conditioned or delayed. ASM and the Sponsors hereby agree that the obligations of ASM under this Section 5.1 (such obligations, the “Indemnification Obligations”) to indemnify or advance expenses to any Person for the matters covered hereby shall be the primary source of indemnification and advancement of such Person in connection therewith and any obligation on the part of a Sponsor or any of its affiliates (an “Upstream Indemnifying Party”) with respect thereto (such obligation, a “Indemnification Agreement”) shall be secondary to the Indemnification Obligations. In the event that ASM fails to indemnify or advance expenses to any Person as required or contemplated by this Agreement (such amounts the “Unpaid Indemnity Amounts”) and an Upstream Indemnifying Party makes any payment to such Person in respect of indemnification or advancement of expenses under any Indemnification Agreement on account of such Unpaid Indemnity Amounts, such Upstream Indemnifying Party shall be subrogated to the rights of such Person under this Article VII or any similar arrangement or agreement for indemnification or advancement of expenses by ASM or ASM’s Subsidiaries.

5.2 Limited Liability. ASM shall not be liable under Section 5.1 hereof (i) to the extent that such loss, claim, damage, liability, cost or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from a Sponsor’s criminal acts, bad faith, fraud, gross negligence or willful malfeasance, (ii) in respect of any claim by any Sponsor or (iii) with respect to any joint venture or other similar agreement or arrangement between any Sponsor and its affiliates on the one hand and ASM and its subsidiaries on the other hand. ASM further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to ASM, holders of its securities or its creditors related to or arising out of the engagement of a Sponsor pursuant to, or the performance by a Sponsor of the Services or any other advice or services contemplated by, this Agreement, except to the extent that any loss, claims, damage, liability, cost or expense is found in a non-appealable judgment by a court of competent jurisdiction to have resulted from such Sponsor’s gross negligence or willful malfeasance.

6. Miscellaneous

6.1 Assignment. None of the parties hereto shall assign this Agreement or the rights and obligations hereunder, in whole or in part, without the prior written consent of the other parties; provided, however, that, without obtaining such consent, each Sponsor may assign this Agreement or its rights and obligations hereunder, in whole or in part, to (i) any affiliate of such Sponsor; (ii) any investment manager, investment advisor or general partner of such Sponsor or any principal or beneficial owner of any of the foregoing; or (iii) any investment fund, investment account or investment entity whose investment manager, investment advisor or general partner, or any principal or beneficial owner of any of the foregoing, is such Sponsor or any person identified in clauses (i) or (ii) above, provided, that, none of such assignee and its subsidiaries are competitors of, or otherwise compete with ASM, Karman Topco L.P. or any direct or indirect subsidiary of Karman Topco L.P.. Subject to the foregoing, this Agreement will be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, and no other person shall acquire or have any right hereunder or by virtue hereof.

6.2 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

6.3 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions of this Agreement without including any such term, provision, covenant or restriction which may be hereafter declared invalid, illegal, void or unenforceable.

6.4 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all written or verbal representations, warranties, commitments and other understandings with respect to the subject matter of this Agreement prior to the date of this Agreement.

6.5 Further Assurances. Each party hereto agrees to use all reasonable efforts to obtain all consents and approvals and to do all other things necessary to consummate the transactions contemplated by this Agreement. The parties agree to take such further action and to deliver or cause to be delivered any additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the agreements and transactions contemplated hereby.

6.6 Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the prevailing party, as determined by a court of competent jurisdiction, shall be entitled to recover reasonable and documented attorneys’ fees in addition to any other available remedy.

6.7 Headings. The headings in this Agreement are for convenience and reference only and shall not limit or otherwise affect the meaning hereof.

6.8 Amendment and Waiver. This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by each of the parties hereto.

6.9 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first appearing above.

ADVANTAGE SALES & MARKETING, INC.

By:	/s/ Brian Stevens
	Name:	Brian Stevens
	Title:	Chief Financial Officer

LEONARD GREEN & PARTNERS, L.P.

By:	LGP Management, Inc., its General Partner

By:	/s/ Timothy Flynn
Name:
Title:

CVC CAPITAL PARTNERS ADVISORY COMPANY (LUXEMBOURG) SÁRL

By:	/s/ Pierre Denis
	Name:	Pierre Denis
	Title:	Director

JUGGERNAUT MANAGEMENT, LLC

By:	/s/ John Shulman
	Name:	John Shulman
	Title:	Managing Member